Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Form S-3 Registration Statement of Senmiao Technology Limited of our report dated July 8, 2021 relating to the consolidated balance sheets of Senmiao Technology Limited as of March 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2021 filed with the Securities and Exchange Commission on July 8, 2021, incorporated by reference in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

November 30, 2021